                                                                   EXHIBIT 99.1
                                                                   ------------

FOR IMMEDIATE RELEASE:


OLD TOWN, Maine, March 18, 2003 -- Phoenix Footwear Group, Inc. (Amex: PXG) today commented on its recent bid for Antigua Enterprises, Inc. (TSX Venture:
ANE). The Company also updated its earnings outlook for 2003.

On January 8, 2003, Phoenix Footwear announced that it had sent a letter to the Board of Directors of Antigua Enterprises, Inc. in which Phoenix Footwear offered to acquire Antigua through a tax-free merger. Following this announcement, Phoenix Footwear engaged in negotiations with Antigua's management and Board which resulted in improved terms for Antigua's shareholders. On March 14, 2003 Antigua reported that it entered into an agreement to sell a controlling interest in the company to Ashley NA, LLC, rather than merge with Phoenix Footwear. "We are disappointed that Antigua's Board rejected our offer," stated Mr. Riedman. "We believed our bid to be superior both strategically and financially. We are currently exploring all of our options."

The Company also announced that for the 12 months ended December 31, 2003, it expects to generate earnings, after one-time charges, in a range of $1.10 to $1.20 per fully diluted share. The Company expects to record non-recurring charges of approximately $1 million or $0.30 per fully diluted share during the first half of 2003 associated with the previously announced relocation of the Company's headquarters, as well as fees and expenses related to the Company's bid for Antigua Enterprises. Excluding these non-recurring charges, the Company is expected to report fully diluted earnings per share of approximately $1.40 to $1.50 for the full year 2003.

"Despite the difficult economic environment, we continue to forecast growth in revenues and profitability in the current year" stated James Riedman, CEO of Phoenix Footwear. "We expect to generate a 20% to 30% increase in our fully diluted earnings per share, after one-time charges. This is in line with our previous guidance on an operating basis. On the top-line, we are continuing to feel the impact of the retail slowdown in January and February, but we are encouraged with order trends for the second half of 2003 and we still foresee revenue growth for the full year."

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., based in Old Town, Maine, designs, develops and markets casual and dress footwear for women and men. The Company's premium footwear brands include the Trotters(R) and SoftWalk(R) lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001. Formerly known as Daniel Green Company (Nasdaq: DAGR), Phoenix Footwear Group is now traded on the American Stock Exchange under the symbol PXG.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.

Investors are cautioned that all forward-looking statements involve risks and uncertainty with respect to the matters referred to in this press release, statements concerning Phoenix Footwear Group's outlook for the future, and other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Although Phoenix Footwear believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Phoenix Footwear or any other person that the objectives and plans of Phoenix Footwear will be achieved.